UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.)
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THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
PROPOSAL 1: ELECTION OF TWO DIRECTORS
PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A SUSTAINABILITY REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
AVAILABLE INFORMATION

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2015
 TO THE STOCKHOLDERS OF THE ENSIGN GROUP, INC.:
 The annual meeting of the stockholders (the Annual Meeting) of The Ensign Group, Inc. (the Company) will be held at the Company's Southland Care Center and Home facility, located at 11701 Studebaker Road in Norwalk, California 90650 on Wednesday, May 27, 2015. The Annual Meeting will convene at 10:00 a.m. PDT, to consider and take action on the following proposals:

(1) to elect the following two nominees, Mr. Christopher R. Christensen and Mr. Daren J. Shaw, as Class II directors to the Board of Directors to serve until the annual meeting of the Company in 2018 or until a successor has been appointed and is qualified;

(2) to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015;

(3) approve, on an advisory basis, the Company's named executive officer compensation;

(4) to consider a stockholder proposal regarding the issuance of a sustainability report, if properly presented; and

(5) to transact such other business as may properly come before the meeting.
The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The Board of Directors recommends a vote “FOR” the election of each of the two nominees for director in Proposal 1, “FOR” the approval of each of Proposals 2 and 3, and “AGAINST” the stockholder proposal regarding the issuance of a sustainability report in Proposal 4. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.
ONLY OWNERS OF RECORD OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON APRIL 2, 2015 (THE RECORD DATE) WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE VOTE.
Your vote is important. In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
CHRISTOPHER R. CHRISTENSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Mission Viejo, California
Dated: April 17, 2015

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

Proxy Statement
For the Annual Meeting of Stockholders
to be Held on May 27, 2015

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the Board of Directors or the Board) of The Ensign Group, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Company's Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Wednesday, May 27, 2015 (the Annual Meeting). Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the affiliated facilities and operating subsidiaries referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these facilities are operated by the same entity.

We intend to mail the Notice of Internet Availability of Proxy Materials, or Internet Availability Notice, to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders on or about April 17, 2015.

At the Annual Meeting, the stockholders of the Company will be asked to vote on four proposals. Proposal 1 is the election of two Class II directors to serve on our Board of Directors until the 2018 annual meeting of stockholders (or until their successors are elected and qualified). Proposal 2 is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2015. Proposal 3 is the approval, on an advisory basis, of our named executive officer compensation. Proposal 4 is a shareholder proposal regarding the issuance of a sustainability report.
 Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the proxy materials. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the proxy materials, or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee.
Any stockholder who executes and delivers a proxy has the right to revoke it any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board's view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Record Date and Quorum Requirements

April 2, 2015 has been fixed as the record date (the Record Date) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 25,603,287 shares of the Company's common stock, par value $0.001 per share (the Common Stock), were issued and outstanding. Each issued and outstanding share of Common Stock will be entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.
 In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Required Vote

For purposes of the election of directors, election of the Class II director nominees will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election meant that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote caste either "FOR" or "AGAINST" that director's election. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm and approval of Proposals 3 and 4 will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposals 2, 3 and 4 have received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposals 2, 3 and 4 and will not be counted as votes for or against Proposal 2, 3 and 4. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the Class II director nominees. Properly executed, unrevoked proxies will be voted FOR Proposals 2 and 3 unless a vote against such proposal or abstention is specifically indicated in the proxy. Properly executed, unrevoked proxies will be voted AGAINST Proposal 4 unless a vote for such proposal is specifically indicated in the proxy.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF TWO DIRECTORS
General

Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Mr. Christopher R. Christensen and Mr. Daren J. Shaw have been designated Class II directors, and their term expires at this Annual Meeting. Dr. Antoinette Hubenette and Mr. Lee A. Daniels have been designated Class III directors, and their term expires at the 2016 annual meeting of the stockholders. Messrs. Roy E. Christensen, Dr. John G. Nackel and Barry M. Smith have been designated Class I directors, and their term expires at the 2017 annual meeting of the stockholders.

On the recommendation of the nomination and corporate governance committee, our Board of Directors, including its independent directors, selected and approved Messrs. Christopher R. Christensen and Daren J. Shaw as nominees for election in Class II, the class being elected at the Annual Meeting, to serve for a term of three years, expiring at the 2018 annual meeting of the stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal.

Messrs. Christopher R. Christensen and Daren J. Shaw currently serve as members of our Board of Directors, and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than two.
Directors and Nominees

The following table and biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2016 and 2017. The information is current as of March 31, 2015. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Position with the Company	Age	Director Since

Roy E. Christensen	Co-founder, Chairman of the Board	81	1999
Christopher R. Christensen	Co-founder, President, Chief Executive Officer and Director	46	1999
Dr. Antoinette T. Hubenette	Director	66	2003
Dr. John G. Nackel	Director	63	2008
Daren J. Shaw	Director	58	2012
Lee A. Daniels	Director	58	2013
Barry M. Smith	Director	62	2014

 Nominees for Election to the Board of Directors

Christopher R. Christensen has served as our President since 1999 and our Chief Executive Officer since April 2006. Mr. Christensen has concurrently served as a member of our Board of Directors since forming the Company in 1999 and currently sits on the Board’s quality assurance and compliance committee. Prior to forming Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has overseen our company and its growth since our inception in 1999. Mr. Christensen served on the Board of Directors of CareTrust REIT from June 2014 to April 2015. We believe that Mr. Christensen’s important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Christensen is the son of our Chairman of the Board, Mr. Roy E. Christensen.

Daren J. Shaw has served as a member of our Board of Directors since March 2012. He currently serves as Chairman of the Board’s audit committee and also serves on the Board’s nominating special committee, corporate governance and compensation committees and special committee. Mr. Shaw has served for more than 33 years in leadership capacities with several financial services firms. He currently serves in the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm as a Managing Director. During his term as Managing Director at D.A. Davidson & Co., Mr. Shaw has served on the Senior Management Committee and Board of Directors and as the lead investment banker in a wide variety of transactions including public stock offerings, private placements, and mergers and acquisitions. Mr. Shaw also served for 12 years with Pacific Crest Securities (formerly known as Gallagher Capital Corp.), in various roles, including Managing Director. Mr. Shaw is also serving as a member of the board of directors of Profire Energy, Inc., a NASDAQ company, and Cadet Manufacturing. We believe that Mr. Shaw’s extensive experience and leadership in the financial services industry supports the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending at the 2016 Annual Meeting of Stockholders

Antoinette T. Hubenette, M.D. has served as a member of our Board of Directors since June 2003. She currently serves as Chairperson of the Board’s quality assurance and compliance committee, and also serves on the Board’s compensation and special committees. Dr. Hubenette is a practicing physician and the former President of Cedars-Sinai Medical Group in Beverly Hills, California. She has been on the staff at Cedars-Sinai Medical Center since 1982. She has served as a director of First California Bank, and its predecessor, Mercantile National Bank, since 1998, and she has served on the board of directors of Cedars-Sinai Medical Care Foundation and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.). She is a member of numerous medical associations and organizations. We believe that Dr. Hubenette’s extensive board experience, management experience in the healthcare industry and her proven leadership and business capabilities support the conclusion that she should serve as one of our directors.

Lee A. Daniels has served as a member of our board of directors since June of 2013. He currently serves as the Chairman of the Board’s nominating and corporate governance committee and serves on the audit and compensation committees. Mr. Daniels is currently a professor of International Business and Marketing at the Marriott School of Management at Brigham Young University where he has been teaching since 2004. Prior to joining the faculty at BYU, Mr. Daniels spent 25 years in international business where he worked in over 30 countries. Mr. Daniels served as the Chief Executive Officer and Managing Partner of Daniels Capital, LLC, an investment company that made real estate investments., He was President of Newbridge Capital, Japan,one of the largest private equity funds in Asia, from 2001 to 2004, President and Representative Director of Jupiter Telecommunications Co., Ltd., the largest cable tv/Internet/telephone company in Japan 2000 and CEO of Titus Communications from 1998 to 2000. Mr. Daniels spent the majority of his career at AT&T where he served as President and Chief Executive Officer of AT&T Japan Ltd. from 1994 to 1998 and concurrently served as the Chairman of JENS, one of the first Internet Service Providers in Japan. Mr. Daniels has also served on numerous boards in Japan and the United States, including Raser Technologies and The US Travel Industry Association. He was also Chairman of the Board of the American International School in Japan, from 1999-2004. . Mr. Daniels received a B.S. degree in Business Management from Brigham Young University, a Masters Degree in International Business from Sophia University in Japan and completed the Executive Development Program at the J.L. Kellogg School of Management at Northwestern University. We believe that Mr. Daniels’ extensive management and board experience and his proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending at the 2017 Annual Meeting of Stockholders

Roy E. Christensen has served as our Chairman of the Board since 1999 and currently serves on the Board’s quality assurance and compliance committee. He served as our Chief Executive Officer from 1999 to April 2006. He is a 50-year veteran of the long-term care industry, and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon’s Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare’s Advisory Task Force during the Nixon Administration. We believe that Mr. Christensen’s extensive experience in the skilled nursing industry and his proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Christensen is the father of our Chief Executive Officer, Christopher R. Christensen.

John G. Nackel, Ph.D. has served as a member of our Board of Directors since his election to the Board in June 2008. He currently serves as Chairman of the Board's compensation committee, Chairman of the special committee, and also serves on the Board's audit and quality committees. Dr. Nackel is currently the Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC. Founded in 2007 by Dr. Nackel, Three-Sixty consults with leading health systems, payers, physicians, medical technology companies, and other providers. Dr. Nackel is a 25-year veteran of Ernst & Young where he advised health care companies in his role as a Global Managing Director of Health Care. Dr. Nackel served as President and Chief Operating Officer of Salick Cardiovascular Centers, Inc. from January 2006 to February 2007 and Executive Vice President of U.S. Technology from November 2003 to May 2005. During his career, Dr. Nackel has also served as a board member or chairman of several privately held start-ups and emerging companies, including Visual Health Solutions, HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor's degree at Tufts University, master's degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). We believe that Dr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Barry M. Smith has served as a member of our Board of Directors since 2014. He currently serves on the Board’s nominating and corporate governance committee. Mr. Smith has served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, since 2013. He founded and served as chairman, president and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies, and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. Within the past five years Mr. Smith also served on the board of directors of Inpatient Consultants, Inc., the nation’s largest provider of hospital services delivering patient are in acute care hospitals. We believe Mr. Smith’s extensive experience as a proven and experienced leader in many healthcare businesses that are closely related to our businesses as well as his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Affirmative Determinations Regarding Director and Nominee Independence

NASDAQ listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Drs. Antoinette T. Hubenette and John G. Nackel and Messrs. Daren J. Shaw, Lee A. Daniels and Barry M. Smith is "independent" within the meaning of the applicable NASDAQ listing standards. The Board of Directors has also determined that Clayton M. Christensen who served as a director prior to the 2014 annual meeting of stockholders met those independence requirements.

Each member of our Board of Directors serving on our Audit, Compensation and Nomination and Corporate Governance committees is “independent” within the meaning of the applicable NASDAQ listing standards and, as applicable, the Exchange Act.
Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company's Chief Executive Officer not serve as Chairman is in the best interest of the Company's stockholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Chairman makes the best use of the former Chief Executive

Officer's extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company's management and the Board.
Meetings and Committees of the Board of Directors

During the year ended December 31, 2014, our Board of Directors met six times. Each incumbent director attended at least 75 percent of the meetings of our Board and the meetings of any of our Board committees on which they served that were held during the term of each director. Our Board of Directors and its committees also acted by way of various unanimous written consents during the year ended December 31, 2014.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2014 Annual Meeting, all but one of the seven members of the Board of Directors were in attendance and we expect that at least a majority of our Board of Directors will attend the Annual Meeting.

Our Board of Directors has an audit committee, a compensation committee, a nomination and corporate governance committee, a quality assurance and compliance committee and a special committee. Each committee, other than the special committee, has a written charter. Copies of the charters for the audit committee, the compensation committee and the nomination and corporate governance committee are posted on our web site at http://www.ensigngroup.net under the Investor Relations section. In addition, the compensation committee, the audit committee and the Board of Directors meet, at times, without management present in executive session.

Compensation Committee.   Our compensation committee currently consists of Messrs. John G. Nackel, Daren J. Shaw and Lee A. Daniels and Dr. Antoinette T. Hubenette. Dr. Nackel serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our compensation committee held five meetings in 2014. The primary functions of this committee include:

•	developing and reviewing policies relating to compensation and benefits;

•	determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;

•	evaluating the performance of our executive officers and overseeing management succession planning;

•	administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans; and

•	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

The compensation committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. Our compensation committee did not retain the services of a consulting firm in 2014. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section below.

Audit Committee.   Our audit committee currently consists of Messrs. Daren J. Shaw, John G. Nackel and Lee A. Daniels. Mr. Shaw serves as chairman of the audit committee. All members of the audit committee are independent directors, as defined in the NASDAQ Stock Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our audit committee held seven meetings in 2014. Each member of our audit committee can read, and has an understanding of, fundamental financial statements. Our Board of Directors has determined that Mr. Shaw qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Shaw's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors. The primary functions of this committee include overseeing:

•	the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

•	the functioning of our internal controls;

•
procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	the approval of our transactions with related persons;

•	pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

•	the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;

•	the company's legal compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements; and

•	the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nomination and Corporate Governance Committee.   Our nomination and corporate governance committee currently consists of Messrs. Lee A. Daniels, Daren J. Shaw and Barry M. Smith. Mr. Daniels serves as the chairman of the nomination and corporate governance committee. All members of the nomination and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our nomination and corporate governance committee held three meetings in 2014. The primary functions of this committee include:

•	assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

•	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our nomination and corporate governance committee;

•
selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

•	management succession planning; and

•	developing, recommending to our Board, and assessing corporate governance policies for us.

Quality Assurance and Compliance Committee.   Our quality assurance and compliance committee is currently comprised of Messrs. Roy E. Christensen, Christopher R. Christensen and John G. Nackel and Dr. Antoinette T. Hubenette. Dr. Hubenette currently serves as the chairperson of this committee. Our quality assurance and compliance committee held four meetings in 2014. The functions of this committee include:

•
overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

•	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

•	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

•	establishing lines of communication for escalating compliance and quality control issues to our quality assurance and compliance committee and our Board;

•	establishing a system for internal monitoring and auditing of compliance and quality control issues; and

•	causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action.

Special Committee. In September 2010, the Board of Directors appointed a special committee consisting solely of “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The membership of the special committee includes Messrs. John G. Nackel and Daren J. Shaw and Dr. Antoinette T. Hubenette. Dr. Nackel serves as chairman of the special committee. The special committee was formed to represent the Board's, the Company's and the stockholders' interests in addressing allegations and related matters arising from or in connection with the investigation previously conducted by the Department of Justice (DOJ). The special committee has been empowered to act on behalf of the Board of Directors with respect to these matters, and has, among other things, retained independent legal counsel and other third-party consultants to facilitate its work. The special committee will dissolve at the time the Board of Directors determines that it is no longer necessary.

Board Role in Risk Oversight

Our Board of Directors is responsible for overseeing the Company's management of risk. The Board strives to effectively oversee the Company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company's risk philosophy by having discussions with management to establish a mutual understanding of the Company's overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. Our compensation committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the compensation committee helps mitigate this risk, see Compensation Discussion and Analysis - Compensation Policy and Objectives. Our nomination and corporate governance and quality assurance and compliance committees oversee risks relating to the Company's corporate compliance programs and assist the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.
 The Company's Director Nomination Process

As indicated above, our nomination and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nomination and corporate governance committee charter, which is available at our website at www.ensigngroup.net, these criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Our nomination and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nomination and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nomination and corporate governance committee charter requires that the committee consider each candidate's qualities and skills and our nomination and corporate governance committee considers each candidate's background, diversity, ability, judgment, skills and experience in the context of the needs and current make up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board of Directors as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nomination and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the nomination and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nomination and corporate governance committee will consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company's next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nomination and Corporate Governance Committee, care of the Corporate Secretary of the Company, Chad A. Keetch, at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information set forth in the nomination and corporate governance committee charter. All such recommendations will be brought to the attention of the nomination and corporate governance committee, and the nomination and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders.   Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws. In order for a stockholder's director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our amended and restated bylaws.
 Director Compensation

In fiscal year 2014, our Chairman of the Board received an annual retainer of $100,000; and each of our non-employee directors received an annual retainer of $30,000. In addition, each member of the individual committees of the Board of Directors received the following retainers:

	Chairman	Member
Committee	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Special Investigation	12,000	4,500
Nominating and Corporate Governance	5,000	1,500
Compensation	5,000	2,500

We do not compensate our non-employee directors other than for their service on our Board of Directors or its committees. Historically, we have compensated our non-employee board members based upon what we considered to be fair compensation. Compensation for board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation, our compensation committee reviews the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Kindred Healthcare, Inc., Five Star Quality Care, Inc., Amedisys, Inc., Brookdale Senior Living Inc., Capital Senior Living Corp. and Skilled Healthcare Group, Inc. Based on these reviews, the compensation committee sets its annual retainers for outside directors and the chairman of the board and retainers to the chairpersons of each committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies and the cash compensation payable to the chairman of our board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of these other companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have employed this methodology to set compensation for our non-employee directors for 2014.

Prior to completing our initial public offering in 2007, we made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. Our 2007 Omnibus Incentive Plan contains an automatic stock grant program for our directors. Each nonemployee director first elected to a three-year term prior to March 1, 2012 received an automatic stock grant for 900 shares of common stock, on the date he or she was appointed, elected or re-elected (Automatic Stock Grant Program). In addition, on a quarterly basis, each non-employee director first elected to a three-year term prior to March 1, 2012 receives an automatic stock grant of 900 shares on the 15th day of the month subsequent to quarter end. Further, under the terms of our 2007 Omnibus Incentive Plan, each non-employee director first elected to a three-year term subsequent to March 1, 2012 receives a restricted stock grant of 750 shares on the 15th day of the month subsequent to quarter end, which vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award. Starting in 2015, each non-employee director first elected prior to March 1, 2012 that is currently serving a three-year term will begin receiving an automatic stock grant of 750 shares on the 15th day of the month in the subsequent quarter after their current term expires and upon re-election to a new three-year term, which vest over a three-year period, beginning with the first anniversary of the grant date.

All unvested restricted stock grants will become fully vested on the date any such non-employee directors ceases serving on the board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board of Directors and compensation committee considered the total compensation paid to directors of the companies named above in deciding to award these automatic stock awards. However, our Board of Directors and compensation committee determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

The following table sets forth a summary of the compensation earned by our non-employee directors and Chairman in 2014. Our Chief Executive Officer, who currently serves as a director, does not receive any additional compensation for such service.

	Fees	Stock	Option	All Other
	Earned	Awards	Awards	Compensation		Total
Name	($)	($)(1)	($)(2)	($)		($)

Roy E. Christensen	100,000	—	—	2,472	(3)	102,472
Antoinette T. Hubenette	67,000	136,953	105,472	—		309,425
John G. Nackel	63,000	136,953	105,472	—		305,425
Daren J. Shaw	68,500	114,128	105,472	—		288,100
Barry M. Smith	31,500	48,630	—	—		80,130
Lee A. Daniels	47,500	114,128	52,730	—		214,358

(1)
This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2014 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Dr. John G. Nackel and Dr. Antoinette T. Hubenette each received grants of 900 stock awards on January 15, 2014, April 15, 2014, July 15, 2014 and October 15, 2014. Messrs. Daren J. Shaw and Lee A. Daniels received grants of 750 restricted awards on January 15, 2014, April 15, 2014, July 15, 2014 and October 15, 2014. Mr. Barry M. Smith received grants of 750 restricted awards on July 15, 2014 and October 15, 2014. The fair value of these stock awards on the grant dates was $44.71 on January 15, 2014, $42.62 on April 15, 2014, $30.75 on July 15, 2014 and $34.09 on October 15, 2014. Stock awards granted to Dr. Nackel and Dr. Hubenette are immediately vested upon the grant date and therefore, compensation expense was recognized in full on the date these awards were granted. Awards granted to Messrs. Shaw, Smith and Daniels vest over a three-year period beginning on the first anniversary of the grant date and therefore, compensation expense is recognized ratably over the vesting period. As of December 31, 2014, Mr. Shaw, Mr. Smith and Mr. Daniels held 5,500, 1,500 and 3,000 unvested restricted awards, respectively.

(2)
On May 29, 2014, Dr. John G. Nackel received unvested stock option awards of 9,165; Dr. Antoinette T. Hubenette received unvested stock option awards of 9,165; Mr. Daren Shaw received unvested stock option awards of 9,165; and Mr. Lee Daniels received unvested stock option awards of 4,582 as a result of the successful completion of the Spin-Off. This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2014 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 19 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The stock option awards vest over a three-year period and therefore, compensation expense is recognized ratably over the vesting period. As of December 31, 2014, Dr. Hubenette held options to purchase 12,831 shares of common stock, Dr. Nackel held options to purchase 9,165 shares of common stock, Mr. Daren Shaw held options to purchase 9,165 shares of common stock and Mr. Lee Daniels held options to purchase 4,582 shares of common stock.

(3)	Consists of term life insurance and accidental death and dismemberment insurance payments of $2,472.

Communications with Directors

Stockholders who would like to send communications to our Board, any committee of our Board or to any individual director may do so by submitting such communications to Chad A. Keetch at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Chad A. Keetch to ensure appropriate and careful review of the matter.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at www.ensigngroup.net under the Investor Relations section.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class II director nominees listed above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for the year ending December 31, 2015. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2014 and 2013:

	2014	2013

Audit Fees(1)	$1,236,000	$1,548,761
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,200	2,200
Total	$1,238,200	$1,550,961

(1)
Audit Fees consisted principally of fees for the audit of our financial statements and internal controls under the Sarbanes-Oxley Act of 2002, and review of our financial statements included in our Quarterly Reports on Form 10-Q, as well as fees incurred in connection with the preparation and filing of registration statements with the Securities and Exchange Commission. Included in this amount in 2014 and 2013 are fees of $319,600 and $619,411, respectively, related to reviews of registration statements and matters related to the Company's spin-off transaction of its real estate assets into a separate publicly traded real estate investment trust (the Spin-Off) and other matters related to the audit of the Company's consolidated financial statements.

(2)	This amount represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2014 and 2013.

 Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policy delegates authority to the Chairman of the audit committee to grant specific pre-approval between regularly scheduled audit committee meetings for audit and non-audit services not to exceed $200,000 and other services not to exceed $100,000. The policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the PCAOB) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed, as pursuant to Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the PCAOB.

Our audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

Our audit committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.

Based on its review, our audit committee recommended to our Board of Directors that the audited financial statements for the Company's year ended December 31, 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on February 09, 2015.

Submitted by:

Daren J. Shaw (Chair)
Dr. John G. Nackel
Lee A. Daniels
Members of the Audit Committee

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.

EXECUTIVE OFFICERS

The following table presents information regarding our current executive officers. The information is current as of March 31, 2015:

Name	Age	Position

Christopher R. Christensen	46	President, Chief Executive Officer and Director
Barry R. Port	40	Chief Operating Officer, Ensign Services, Inc.
Beverly B. Wittekind	50	Vice President and General Counsel
Chad A. Keetch	37	Executive Vice President and Secretary
Suzanne D. Snapper	41	Chief Financial Officer

Information on the business background of Christopher Christensen is set forth above under “Directors and Nominees.”

Barry R. Port has served as the Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which oversees our skilled nursing and assisted living services, since January 2012. He previously served as the President of our subsidiary, Keystone Care, Inc., which supervised the operations of facilities in Texas, from March 2006 to December 2011. Prior to 2006, he served as the Executive Director and in other capacities at our Bella Vita Health and Rehabilitation Center (formerly Desert Sky Health and Rehabilitation Center) skilled nursing and assisted living campus in Glendale, Arizona, from March 2004 to March 2006. Before joining Ensign in March 2004, Mr. Port served as Manager of Corporate Agreements for Sprint Corporation, a telecommunications company, from 2001 to March 2004.

Beverly B. Wittekind has served as our Vice President and General Counsel since November 2009 and previously served as our Corporate Compliance Officer and as Vice President and General Counsel of our wholly-owned subsidiary, Ensign Services, Inc., which operates our Service Center, since 2002. Prior to joining the Company, she worked at Vista Hospital Systems, a non-profit hospital system based in Corona, California, where she served as General Counsel, Chief Compliance Officer and Vice-President of Risk and Litigation Management. Ms. Wittekind is a graduate of the University of Notre Dame Law School and began her career in private practice at Snell & Wilmer and was a partner in the firm of Doyle, Winthrop, Oberbillig and West, both in Phoenix, Arizona, where she specialized in the defense of healthcare providers in medical malpractice litigation.

Chad A. Keetch was appointed as our Executive Vice President and Secretary on June 1, 2014.  Prior to 2014, he served as our Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary, where he was responsible for our acquisitions, real estate matters, securities transactions and investor relations. Prior to joining the Company, Mr. Keetch was an attorney at Stoel Rives LLP from September 2008 to March 2010 and Kirkland & Ellis LLP from September 2005 through September 2008, where his practice emphasized mergers and acquisitions, leveraged buyouts, capital markets transactions and corporate governance issues.

Suzanne D. Snapper has served as our Chief Financial Officer since August 2009, and previously served as our Vice President of Finance since joining Ensign in 2007. As Vice President of Finance, Ms. Snapper played a key role in taking the Company public in 2007. She also oversaw the implementation of our internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Suzanne D. Snapper, Chad A. Keetch, Beverly B. Wittekind and Barry R. Port(Named Executive Officers).

Say on Pay

In 2014, we submitted our executive compensation program to a vote, on an advisory basis, of our stockholders and received the support of approximately 90% of the shares of common stock present and eligible to vote at our 2014 annual meeting of stockholders. The compensation committee considered the results of this stockholder advisory vote as one of many factors in structuring its compensation practices in 2014. We pay careful attention to any feedback we received from our stockholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2013 executive compensation, the compensation committee determined the fundamental characteristics of the program should remain intact for 2014.

In consideration of the stockholder vote at our 2011 annual meeting, the Board of Directors has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of stockholders. Accordingly, we will conduct an advisory vote on executive compensation each year through 2017, when the next stockholder vote on the frequency of say on pay votes is required under the Exchange Act, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of our stockholders.
 Compensation Policy and Objectives

We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual and other short-term cash bonuses;

•	Long-term incentive compensation; and

•	Certain other benefits.
The compensation committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our Named Executive Officers to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our Named Executive Officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the compensation committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing industry based on publicly available information. Our compensation committee has the sole authority to retain and terminate the services of a compensation consultant who reports to the compensation committee. In 2009, our compensation committee engaged Steven Hall & Partners, a national consulting firm, to assist it in assessing industry comparability and competitiveness of our executive compensation packages to assist the compensation committee in establishing, developing and validating our executive compensation and incentive programs. The compensation committee determined that it had sufficient information to make its own assessments regarding industry comparability and competitiveness of our executive compensation packages for 2014 and elected not to engage a compensation consultant in 2014. The compensation committee may determine to engage a compensation consultant in the future.

Principal Economic Elements of Executive Compensation

Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our compensation committee reviewed the published compensation of the named executive officers of National Healthcare Corporation, Kindred Healthcare, Inc., Five Star Quality Care, Inc., Amedisys, Inc., Brookdale Senior Living Inc., Capital Senior Living Corp. and Skilled Healthcare Group, Inc. We believe that the base salaries and the total compensation of our executives are comparable to the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2014. We may elect to change this practice in future years, and periodically in the past, the compensation committee has elected to employ a compensation consultant to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a compensation consultant, if any. Our compensation committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.   We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. Historically, in the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each year. This formula is based upon adjusted annual income before provision for income taxes. Our compensation committee established the following formula for the 2014 bonus pool:

Adjusted Annual Income Before Provision for Income Taxes (EBT) in 2014	Bonus Pool

For EBT up to $37.0 million	$—
For EBT greater than $37.0 million, but less than $42.0 million	EBT between $37.0 million and $42.0 million * 2.5%
For EBT greater than $42.0 million, but less than $47.0 million	$0.125 million + (amount of EBT between $42.0 million and $47.0 million * 5.0%)
For EBT greater than $47.0 million, but less than $52.0 million	$0.375 million + (amount of EBT between $47.0 million and $52.0 million * 7.5%)
For EBT greater than $52.0 million, but less than $62.0 million	$0.750 million + (amount of EBT between $52.0 million and $62.0 million * 10.0%)
For EBT greater than $62.0 million, but less than $85.0 million	$1.750 million + (amount of EBT between $62.0 million and $85.0 million * 12.5%)
For EBT greater than $85.0 million	$4.625 million + (amount of EBT over $85 million * 15.0%)

Historically, in the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee's perceptions of each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each year. The financial measure that our compensation committee considers is our adjusted annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the five star performance. The governance measure that our compensation committee considers includes succession planning and establishing a team made up of members of the Board of Directors and management with the goal of creating a strategy for the Board of Directors which emulates the culture of the organization. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. For 2014, the compensation committee did not cap the executive bonus pool. Based upon the predetermined formula, taking into account negative adjustments of $652,589 for the Company's clinical and governance performance, the bonus pool for 2014 was $5,873,306. Bonuses for 2014 performance were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen,$1,354,405 , Suzanne Snapper, $1,014,614, Barry Port, $1,104,918 and Chad Keetch, $712,831. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than $2.0 million, for every dollar greater than $2.0 million, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. This amount increased to $2.2 million in 2012, $2.5 million in 2013 and 2014 and $2.75 million in 2015. As the bonus pool was greater than $2.5 million in 2014, fully vested restricted bonus stock awards were granted to the participating Named Executive Officers as follows: Christopher Christensen, $545,595, Suzanne Snapper, $408,691, Barry Port, $445,082 and Chad Keetch, $287,169.
Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the amount of adjusted annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2015 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices. The 2015 plan includes specific governance performance goals, which include succession planning and establishing a capital market strategy. In addition, the compensation committee has continued the “clawback” policy previously established, which allows our Board to recover performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
Long-Term Incentive Compensation.   We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards, and to this end, our compensation committee has in the past administered our incentive plans consistently in terms of frequency and number of grants. We have adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, the 2005 Stock Incentive Plan and the 2007 Omnibus Incentive Plan. These plans permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock under these plans.

Although we do not have formal stock ownership guidelines for our executives, in order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we focus on granting stock options to those executives and others who do not already have a significant level of stock ownership. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than $2.0 million, for every dollar greater than $2.0 million, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. This amount increased to $2.2 million in 2012, $2.5 million in 2013 and 2014 and $2.75 million in 2015. The individuals receiving these awards will be required to hold them for two years from the end of the calendar year for which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation.

Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or compensation committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or compensation committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

 Mr. Christopher Christensen historically has made recommendations to our compensation committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements.

Other Compensation.   Our executives are eligible to receive the same benefits that are available to all employees. In addition, we pay the premiums to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2014, Christopher Christensen and Barry Port received automobile allowances of $15,900 and $11,000, respectively, and third-party tax service payments of $11,553 and $2,981, respectively.

Special Bonus. On June 1, 2014, we completed the separation of our healthcare business and our real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust. As a result, the compensation committee made approximately $3.9 million of special bonus awards, consisting of cash and unvested option awards, to certain of the Named Executive Officers in 2014 as follows: Christopher Christensen $1.2 million, Suzanne Snapper, $1.3 million, Barry Port, $0.4 million, Chad Keetch, $0.8 million and Beverly Wittekind, $0.1 million. These awards were made by the compensation committee primarily in recognition of the successful completion of the Spin-Off.

Tax Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation. The compensation committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. We believe the majority of our payments in fiscal 2014 would be considered qualified performance-based compensation under Section 162(m). In 2014, Mr. Port was paid compensation subject to Section 162(m) of approximately $1.05 million.

In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and, accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the compensation committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by:

Dr. John G. Nackel (Chair)
Daren J. Shaw
Lee A. Daniels
Dr. Antoinette T. Hubenette
Members of the Compensation Committee

Executive Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2014 by our Named Executive Officers. For a discussion of the compensation of our directors, see “Director Compensation” described in Proposal 1 above.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards($)(2)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Other Compensation ($)		Total ($)

Christopher R. Christensen	2014	452,840	500,000	738,301	(1)	545,595	1,354,405	36,670	(5)	3,627,811
Chief Executive Officer	2013	437,914	—	—		—	441,446	18,242		897,602
and President	2012	425,159	—	—		126,280	848,500	18,000		1,417,939

Suzanne D. Snapper	2014	295,485	500,000	843,773	(1)	408,691	1,014,614	5,419	(6)	3,067,982
Chief Financial Officer	2013	265,225	—	114,264		91,402	275,000	1,352		747,243
	2012	257,500	—	28,440		100,951	521,565	2,113		910,569

Chad A. Keetch(a)	2014	246,033	300,000	527,358	(1)	287,169	712,831	1,720	(7)	2,075,111
Executive Vice President
and Secretary

Beverly B. Wittekind	2014	391,006	300,000	52,730	(1)	—	—	3,707	(8)	747,443
Vice President and	2013	382,890	110,000	21,530		16,852	—	2,557		533,829
General Counsel	2012	319,300	100,000	34,980		28,848	—	2,896		486,024

Barry R. Port	2014	312,658	350,000	—		445,082	1,104,918	18,354	(9)	2,231,012
Chief Operating Officer,	2013	309,000	—	403,141		821,250	375,000	12,417		1,920,808
Ensign Services, Inc.	2012	300,000	—	98,340		189,086	726,464	12,413		1,326,303

(a) Mr. Keetch was designated as an executive officer on June 1, 2014 when he became Executive Vice President and Secretary.

(1)
For 2014, the compensation committee made approximately $3.9 million of special bonus awards, consisting of cash and option awards, to the Named Executive Officers partially in recognition of the successful completion of the Spin-Off. Including in Beverly Wittekind's amount is a $50,000 of special bonus related to the Spin-off and an annual discretionary bonus of $250,000. See further description under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation--Special Bonus." The special Spin-Off bonus awards were as follows:

Name	Special Cash Bonus ($)	Special Option Awards	Total Special Bonus ($)
Christopher R. Christensen	500,000	738,301	1,238,301

Suzanne D. Snapper	500,000	843,773	1,343,773

Chad A. Keetch	300,000	527,358	827,358

Beverly B. Wittekind	50,000	52,730	102,730

Barry R. Port	350,000	—	350,000

(2)
The amounts shown are the amounts of total compensation cost to be recognized by us over the vesting period related to options to purchase common stock which were granted during fiscal year 2014, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 19 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
The amounts shown are the amounts of compensation cost to be recognized by us related to restricted stock awards which were granted during fiscal year 2014, 2013 and 2012, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 19 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In addition, a portion of the bonuses paid under the executive incentive plan to Christopher Christensen in 2014 and 2012, Suzanne Snapper in 2014 and 2012, Chad Keetch in 2014 and Barry Port in 2014 and 2012, was in the form of fully vested stock awards. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."

(4)
The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper, Chad A. Keetch and Barry Port participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."

(5)
Consists of term life insurance and accidental death and dismemberment insurance payments of $747, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $8,470, third-party tax service payments of $11,553 and a car allowance of $15,900.

(6)	Consists of term life insurance and accidental death and dismemberment insurance payments of $304 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $5,116.

(7)	Consists of term life and accidental death and dismemberment insurance payments of $220 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,500.

(8)	Consists of term life insurance and accidental death and dismemberment insurance payments of $944 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $2,763.

(9)
Consists of term life insurance and accidental death and dismemberment insurance payments of $332, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $4,040, third-party tax service payments of $2,981 and a car allowance of $11,000.

Grants of Plan-Based Awards - 2014

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2014.

		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options or Stock Awards ($)

Name	Grant Date

Christopher R. Christensen	5/29/2014	64,155	(1)	25.70	738,301	(2)

Suzanne D. Snapper	5/29/2014	73,320	(1)	25.70	843,773	(2)

Chad A. Keetch	5/29/2014	45,825	(1)	25.70	527,358	(2)

Beverly B. Wittekind	5/29/2014	4,582	(1)	25.70	52,730	(2)

(1)	Represents stock option awards granted as part of the special bonus related to the Spin-Off.

(2)
The amounts shown are the aggregate fair value of the stock option awards which were granted in fiscal year 2014, which will be recognized over the five year vesting period, as a result of adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 19 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End - 2014

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2014.

	Option Awards								Stock Awards
	Grant	Number of Options Awards Granted		Number of Options Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
Name	Date	(4)		Vested	(#)(1)(2)	(#)(2)	($)(4)	Date	(#)	($)(3)	(#)

Christopher R. Christensen	2/15/2012	—		—	—	—	—	—	—	—	9,075	(5)
	3/14/2013	—		—	—	—	—	—	—	—	3,844	(5)
	5/29/14	64,155	(6)	—	—	64,155	25.70	5/29/2024	—	—	—

Suzanne D. Snapper	1/22/2008	32,077		32,077	9,900	—	6.02	1/22/2018	—	—	—
	10/29/2008	10,998		10,998	3,300	—	8.11	10/29/2018	—	—	—
	1/29/2009	10,998		10,998	10,998	—	9.11	1/29/2019	—	—	—
	4/30/2009	27,495		27,495	27,495	—	8.46	4/30/2019	—	—	—
	7/23/2009	10,998		10,998	10,998	—	8.69	7/23/2019	—	—	—
	12/17/2009	18,330		18,330	18,330	—	8.12	12/17/2019	—	—	—
	5/25/2010	—		—	—	—	—	—	400	17,756	1,600
	10/14/2010	—		—	—	—	—	—	800	35,512	3,200
	2/2/2011	—		—	—	—	—	—	600	26,634	900
	3/5/2011	—		—	—	—	—	—	—	—	8,695	(5)
	8/11/2011	—		—	—	—	—	—	800	35,512	1,200
	10/27/2011	4,582		2,749	2,749	1,833	12.83	10/27/2021	400	17,756	600
	2/15/2012	—		—	—	—	—	—	—	—	6,044	(5)
	10/31/2012	3,666		2,200	2,200	1,466	15.91	10/31/2022	480	21,307	320
	3/4/2013	—		—	—	—	—	—	—	—	2,363	(5)
	6/12/2013	4,582		916	916	3,666	19.49	6/12/2023	800	35,512	200
	8/1/2013	4,582		916	916	3,666	21.18	8/1/2023	800	35,512	200
	10/29/2013	1,833		366	366	1,467	22.98	10/29/2023	320	14,205	80
	5/29/2014	73,320	(6)	—	—	73,320	25.70	5/29/2024	—	—	—

Chad A. Keetch	5/25/2010	—		—	—	—	—	—	200	8,878	800
	2/2/2011	—		—	—	—	—	—	600	26,634	900
	8/11/2011	—		—	—	—	—	—	800	35,512	1,200
	10/27/2011	916		549	549	367	12.83	10/27/2021	80	3,551	120
	2/8/2012	9,165		5,499	5,499	3,666	14.76	2/8/2022	1,200	53,268	800
	7/6/2012	9,165		3,666	3,666	5,499	15.72	7/6/2022	1,200	53,268	800
	10/31/2012	3,666		1,466	1,466	2,200	15.91	10/31/2022	480	21,307	320
	6/12/2013	4,582		916	916	3,666	19.49	6/12/2023	800	35,512	200
	10/29/2013	1,833		366	366	1,467	22.98	10/29/2023	320	14,205	80
	5/29/2014	45,825	(6)	—	—	45,825	25.70	5/29/2024	—	—	—

Beverly B. Wittekind	11/1/2005	18,330		18,330	18,330	—	3.14	11/1/2015	—	—	—
	7/26/2006	9,165		9,165	9,165	—	4.09	7/26/2016	—	—	—
	1/22/2008	7,332		7,332	7,332	—	6.02	1/22/2018	—	—	—
	1/29/2009	5,499		5,499	5,499	—	9.11	1/29/2019	—	—	—
	7/23/2009	7,332		7,332	7,332	—	8.69	7/23/2019	—	—	—
	5/25/2010	—		—	—	—	—	—	300	13,317	1,200
	10/27/2011	3,666		2,199	2,199	1,467	12.83	10/27/2021	320	14,205	480
	5/15/2012	5,499		2,199	2,199	3,300	13.12	5/15/2022	720	31,961	480
	10/29/2013	1,833		366	366	1,467	22.98	10/29/2023	320	14,205	80
	5/29/2014	4,582		—	—	4,582	25.70	5/29/2024	—	—	—

Barry R. Port	12/17/2009	14,664		14,664	14,664	—	8.12	12/17/2019	—	—	—
	3/11/2010	10,998		8,798	8,798	2,200	9.53	3/11/2020	—	—
	5/25/2010	—		—	—	—	—	—	400	17,756	1,600
	7/29/2010	—		—	—	—	—	—	400	17,756	1,600
	10/14/2010	—		—	—	—	—	—	400	17,756	1,600
	2/2/2011	—		—	—	—	—	—	1,600	71,024	2,400
	5/26/2011	—		—	—	—	—	—	800	35,512	1,200
	10/27/2011	9,165		5,499	5,499	3,666	12.83	10/27/2021	800	35,512	1,200

2/15/2012	—	—	—	—	—	—	—	—	19,341
7/6/2012	9,165	3,666	3,666	5,499	15.72	7/6/2022	1,200	53,268	800
10/31/2012	3,666	1,466	1,466	2,200	15.91	10/31/2022	480	21,307	320
3/4/2013	45,825	9,165	9,165	36,660	17.92	3/4/2023	—	—	—
3/14/2013	—	—	—	—	—	—	20,000	887,800	8,291

(1)	All options granted under the Company's 2001 and 2005 Plans held by our Named Executive Officers may be early exercised.

(2)
Options vest in equal annual installments (20% each year) on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.

(3)	The market value of these shares at December 31, 2014 was $44.39.

(4)
Effective with the Spin-Off, the holders of our stock options on the record date for the Spin-Off received stock options consistent with a conversion ratio that was necessary to maintain the pre Spin-Off intrinsic value of the options. In order to preserve the aggregate intrinsic value of our stock options held by such persons, the exercise prices and number of options outstanding of such awards were adjusted by using the proportion of the CareTrust when-issued closing stock price to the total Company closing stock price on the distribution date for the Spin-Off.

(5)	Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive plan. These shares were fully vested on the grant date.

(6)	These were stock option awards granted as part of the special bonus related to the Spin-Off.

(7)	The restricted stock awards do not expire.

Option Exercises and Stock Vested - 2014

The following table provides information for our Named Executive Officers about options that were exercised and restricted stock that vested in 2014.

	Option Awards							Stock Awards
	Grant	Number of Options Awards Granted	Number of Options Awards Vested	Exercise	Number of Shares Acquired on Exercise	Stock Price on Exercise Date	Value Realized on Exercise	Number of Shares or Units of Stock Granted	Vest	Number of Shares Acquired on Vesting	Stock Price on Vest Date	Value Realized on Vesting
Name	Date	(3)	(#)	Date	(#)	($)(2)	($)	(#)	Date	(#)	($)(1)	($)

Christopher R. Christensen	—	—	—	—	—	—	—	—	—	—		—

Suzanne D.	—	—	—	—	—	—	—	2,000	5/25/2014	400	23.94	9,576
Snapper	—	—	—	—	—	—	—	1,500	2/2/2014	300	22.87	6,861
	—	—	—	—	—	—	—	1,000	6/12/2014	200	28.60	5,720
	—	—	—	—	—	—	—	1,000	8/1/2014	200	32.82	6,564
	—	—	—	—	—	—	—	2,000	8/11/2014	400	34.60	13,840
	—	—	—	—	—	—	—	4,000	10/14/2014	800	34.19	27,352
	—	—	—	—	—	—	—	1,000	10/27/2014	200	35.81	7,162
	—	—	—	—	—	—	—	400	10/29/2014	80	37.61	3,009
	—	—	—	—	—	—	—	800	10/31/2014	160	38.72	6,195
	1/22/2008	32,077	32,077	6/9/2014	5,598	30.23	169,228	—	—	—	—	—
	10/29/2008	10,998	10,998	6/10/2014	7,598	29.64	225,205	—	—	—	—	—
	7/31/2008	12,831	12,831	6/10/2014	7,710	29.64	228,524	—	—	—	—	—
	10/29/2008	10,998	10,998	6/11/2014	100	29.50	2,950	—	—	—	—	—
	7/31/2008	12,831	12,831	6/11/2014	5,121	29.17	149,380	—	—	—	—	—
	1/22/2008	32,077	32,077	6/11/2014	6,079	29.17	177,324	—	—	—	—	—
	1/22/2008	32,077	32,077	6/12/2014	6,000	28.52	171,120	—	—	—	—	—
	1/22/2008	32,077	32,077	6/13/2014	4,500	28.56	128,520	—	—	—	—	—

Chad A. Keetch	—	—	—	—	—	—	—	1,500	2/2/2014	300	22.87	6,861
	—	—	—	—	—	—	—	2,000	2/8/2014	400	21.09	8,436
	—	—	—	—	—	—	—	1,000	5/25/2014	200	23.94	4,788
	—	—	—	—	—	—	—	1,000	6/12/2014	200	28.60	5,720
	—	—	—	—	—	—	—	2,000	7/26/2014	400	32.63	13,052
	—	—	—	—	—	—	—	2,000	8/11/2014	400	34.60	13,840
	—	—	—	—	—	—	—	200	10/27/2014	40	35.81	1,432
	—	—	—	—	—	—	—	400	10/29/2014	80	37.61	3,009
	—	—	—	—	—	—	—	800	10/31/2014	160	38.72	6,195

Beverly B. Wittekind	—	—	—	—	—	—	—	1,200	5/15/2014	240	22.74	5,458
	—	—	—	—	—	—	—	1,500	5/25/2014	300	23.94	7,182
	—	—	—	—	—	—	—	800	10/27/2014	160	35.81	5,730
	—	—	—	—	—	—	—	400	10/29/2014	80	37.61	3,009

Barry R. Port	—	—	—	—	—	—	—	4,000	2/2/2014	800	22.87	18,296
	—	—	—	—	—	—	—	25,000	3/14/2014	5,000	22.29	111,450
	—	—	—	—	—	—	—	2,000	5/25/2014	400	23.94	9,576
	—	—	—	—	—	—	—	2,000	5/26/2014	400	23.94	9,576
	—	—	—	—	—	—	—	2,000	7/26/2014	400	32.63	13,052
	—	—	—	—	—	—	—	2,000	7/29/2014	400	32.96	13,184
	—	—	—	—	—	—	—	2,000	10/14/2014	400	34.19	13,676
	—	—	—	—	—	—	—	2,000	10/27/2014	400	35.81	14,324
	—	—	—	—	—	—	—	800	10/31/2014	160	38.72	6,195
	7/26/2006	107,147	107,147	11/12/2014	11,623	40.24	467,710	—	—	—	—	—
	7/26/2006	107,147	107,147	11/13/2014	7,384	40.49	298,978	—	—	—	—	—
	7/26/2006	107,147	107,147	11/17/2014	6,800	39.62	269,416	—	—	—	—	—
	10/29/2008	18,330	18,330	11/19/2014	12,200	38.65	471,530	—	—	—	—	—
	7/26/2006	107,147	107,147	11/14/2014	9,215	40.22	370,627	—	—	—	—	—
	7/26/2006	107,147	107,147	11/18/2014	4,570	39.27	179,464	—	—	—	—	—
	10/29/2008	18,330	18,330	11/18/2014	6,130	39.27	240,725	—	—	—	—	—

(1)	The aggregate value realized upon the vesting of the stock award is based upon the aggregate market value of the vested shares of our common stock on the vesting date.

(2)	The aggregate value realized upon the exercise of the stock option award is based upon the aggregate market value of the exercised shares of our common stock on the exercise date.

(3)
Effective with the Spin-Off, the holders of our stock options on the record date for the Spin-Off received stock options consistent with a conversion ratio that was necessary to maintain the pre Spin-Off intrinsic value of the options. In order to preserve the aggregate intrinsic value of our stock options held by such persons, the exercise prices and number of options outstanding of such awards were adjusted by using the proportion of the CareTrust when-issued closing stock price to the total Company closing stock price on the distribution date for the Spin-Off.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Dr. John G. Nackel, Messrs. Daren J. Shaw, and Lee A. Daniels and Dr. Antoinette T. Hubenette. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2014 has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

We maintain our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Omnibus Incentive Plan.

The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	2,765,301	$17.02	1,232,418	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,765,301	$17.02	1,232,418

(1)
The 2007 Omnibus Incentive Plan (the 2007 Plan) incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the 2007 Plan will increase by a number of shares equal to the lesser of (i) 1,000,000 shares of common stock or (ii) 2% of the number of shares outstanding as of the last day of the immediately preceding fiscal year, or such lesser number as determined by our Board of Directors.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
 The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, (Dodd-Frank Act) and section MA of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•	We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.

•
Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, governance, other compliance requirements, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.

•
Management or the compensation committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance or other factors other than our financial performance. In the past, the compensation committee has awarded bonuses that were less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance.

•
Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than $2.0 million, for every dollar greater than $2.0 million, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. This amount increased to $2.2 million in 2012, $2.5 million in 2013 and 2014 and $2.75 million in 2015.

•
Our compensation committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

•
Our compensation committee adopted specific governance performance goals, which include succession-planning and establishing a team made up of members of the Board of Directors and management with the goal of creating a strategy for the Board of Directors that emulates the culture of the organization.

•	We periodically benchmark our compensation programs and overall compensation structure to be consistent with companies in the skilled nursing industry.

•	Our compensation committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year, and expect to hold the next say-on-pay vote in connection with our 2016 annual meeting of the stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the approval of the compensation of, on an advisory basis, our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING THE ISSUANCE OF A SUSTAINABILITY REPORT

We have received a stockholder proposal from Calvert Investment Management, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, the beneficial owner of at least $2,000 of the Company’s common stock. The proponent has requested that we include the following proposal and supporting statement in this proxy statement, and, if properly presented, the proposal will be voted on at the Annual Meeting. We will provide the number of shares that the proponent beneficially owns upon oral or written request of any stockholder, as described on page 35. The stockholder proposal and the accompanying supporting statement are quoted verbatim below and we and our Board accept no responsibility for such.
We and the Board do not support the adoption of the resolution proposed below and we ask that you consider the Board’s response, which immediately follows the stockholder proposal.

Sustainability Report Resolution:

RESOLVED:

Shareholders request that The Ensign Group, Inc. prepare a sustainability report describing the company's environmental, social and governance (ESG) performance and goals including patient and worker safety, privacy and security, environmental management, including energy and waste minimization and supply-chain risks. The report, prepared at reasonable cost and omitting proprietary information, should be published and available on the company's website by October 31, 2015.

SUPPORTING STATEMENT:

We believe tracking and reporting ESG business practices make a company more responsive to a transforming business environment characterized by finite natural resources, changing legislation, concerns over healthcare and safety, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices and receive feedback.

Support for and the practice of sustainability reporting continues to gain momentum:

•In 2013, KPMG found that of 4,100 global companies seventy-one percent had ESG reports.

•
The United Nations Principles for Responsible Investment has more than 1,260 signatories with over $45 trillion of assets under management. These members seek ESG information from companies to be able to analyze fully the risks and opportunities associated with existing and potential investments.

We believe that disclosure of sustainability policies, programs and performance can help a company manage sustainability opportunities and risks and that such disclosure is increasingly becoming a competitive advantage. Currently, high impact areas in your industry include reduction of the waste stream, enhanced community reputation, green cleaning, and water conservation and energy reduction, all of which offer further ways not only to improve sustainability but also cost saving measures. Patient safety, product marketing and quality of care, and quality of staff work life, are also areas of concern. Developing a comprehensive system to manage sustainability and releasing a sustainability report on progress offers a real opportunity for the Ensign Group, Inc. to demonstrate leadership across the industry as well as in the communities where the company operates.

Statement in Opposition To Stockholder Proposal
After careful consideration, our Board of Directors has unanimously concluded that the foregoing stockholder proposal is not a desirable or prudent use of our financial or personnel resources and, therefore, is not in the best interests of our company and its stockholders.
We have worked hard to be an exceptional employer, a good neighbor and a good citizen since acquiring our first skilled nursing operation in 1999, and believe that we underscore this commitment by:

•	utilizing our resources and the talents of our local operational leaders and caregivers to benefit the needs of the communities we serve;

•	operating in a manner that improves patient outcomes and contributes to the benefit of the healthcare communities we serve;

•	supporting public policies that enhance our healthcare operations and promote community interests; and

•	operating with sensitivity to the natural environment of our communities.
Our Board of Directors believes that we currently have in place policies and practices concerning social, environmental and governance issues that underscore our commitment to being a good citizen and that make the preparation of a report of the type being requested in the proponent's resolution redundant, unnecessary and wasteful. Moreover, certain of our policies and practices are already readily available in our annual report and on our website for review by interested stakeholders.
For example, we maintain a comprehensive Code of Conduct. One of the guiding principles of our Code of Conduct is that all company personnel are “accountable” to each other for conducting themselves in manner consistent with the highest standards of care and professionalism. More specifically, all employees, business associates, vendors, contractors and volunteers are expected to act with integrity, honesty, and in compliance with all applicable laws and regulations. All individuals and businesses that associate with us are required to acknowledge the necessity of complying with our Code of Conduct, which, among other things:

•
highlights our goal of always acting with honesty and integrity, providing accurate information in patient records and any communications with government agencies and respecting and protecting our properties and resources;

•	emphasizes our obligation to be respectful to everyone that walks through our doors, including residents and patients, family members, vendors and contractors, visitors and co-workers;

•
mandates that our employees avoid actual or potential conflicts of interest, including, but not limited, to prohibiting any actions that could be construed as the solicitation or acceptance of any bribes or kickbacks;

•	underscores our obligation to protect our patients’ private information and data, clinical information and personnel data;

•	requires us to protect the rights of our patients and residents and to maintain a safe, healthy and clean work environment;

•
establishes a comprehensive compliance program to ensure that we achieve our commitment to comply with all laws and regulations that apply to our business, including policies and procedures that are in place to prevent and detect fraud, waste or abuse; and

•
recognizes our commitment to provide extensive training and healthy and safe work practices in order to provide the best possible care to our patients and residents and to reduce hazards to the health and safety of our personnel and others.

If implemented, the proponent's resolution will, in our opinion, also require us to spend an excessive amount of company financial resources and personnel time and effort when compared with any incremental benefit that might result. Furthermore, our Board of Directors has determined that preparing a report would require a substantial company investment of financial resources, personnel time, and possibly the engagement of consultants with specialized expertise or the hiring of additional full-time personnel all for little or no benefit to our stockholders.
Moreover, our Board of Directors has concluded that preparing the requested sustainability report would distract our personnel from their most critical mission - becoming the best providers of post-acute healthcare services in every healthcare community we serve. Rather than adding staff, hiring consultants and/or spending the time and financial resources to develop a report that lacks an immediate and tangible return for our stockholders, we believe that our stockholders would benefit most directly by the continued focus of our financial, personnel and other resources on the core elements of our business strategy, which includes:

•	delivering the highest-quality health care services to our patients and residents;

•	focusing on improving patient and employee satisfaction; and

•	continuing to acquire skilled nursing and assisted living operations and other ancillary post-acute health care businesses.
Since our Board of Directors believes that the preparation of the requested sustainability report would be an unnecessary expense, would not directly correlate to the pursuit of our business strategy and would not provide any tangible return for our stockholders, our Board of Directors unanimously recommends that stockholders vote “AGAINST” the shareholder proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2015 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 31, 2015 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 25,598,673 shares of common stock outstanding as of March 31, 2015. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,013,335	4.0%
Suzanne D. Snapper(3)	140,985	*
Chad A. Keetch(4)	36,661	*
Beverly B. Wittekind(5)	74,162	*
Barry R. Port(6)	111,604	*
Roy E. Christensen(7)	614,706	2.4%
Antoinette T. Hubenette(8)	22,412	*
John G. Nackel(9)	43,199	*
Daren J. Shaw(10)	10,083	*
Lee A. Daniels(11)	9,166	*
Barry M. Smith	2,250	*
All Executive Officers and Directors as a Group (11 Persons)(12)	2,078,563	8.1%
Five Percent Stockholders:
FMR LLC(13)	2,105,900	8.2%
Blackrock, Inc.(14)	1,859,809	7.3%
Wasatch Advisors, Inc.(15)	1,646,221	6.4%
The Vanguard Group(16)	1,393,281	5.4%

*	Means less than 1%.

(1)
Includes shares of restricted stock that have vested. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested.

(2)
Represents 969,000 shares held by Hobble Creek Investments, of which Christopher Christensen is the sole member, 25,333 shares held by Mr. Christensen directly, stock options to purchase 12,831 shares of common stock that are currently excercisable by Mr. Christensen or excercisable within 60 days after March 31, 2015, 2,171 shares held by Mr. Christensen's spouse, and 4,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.

(3)
Represents 33,787 shares and 5,100 restricted shares, each held by Ms. Snapper directly and includes stock options to purchase 102,098 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015. In addition, there are 400 restricted stock awards that will vest within 60 days after March 31, 2015.

(4)
Represents 10,054 shares and 4,980 restricted shares, each held by Mr. Keetch directly and includes stock options to purchase 21,627 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015. In addition, there are 200 restricted stock awards that will vest within 60 days after March 31, 2015.

(5)
Represents 18,064 shares and 1,660 restricted shares, each held by Ms. Wittekind directly and includes stock options to purchase 54,438 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015. In addition, there are 540 restricted stock awards that will vest within 60 days after March 31, 2015.

(6)
Represents 36,701 shares and 20,280 restricted shares held by Mr. Port directly and includes stock options to purchase 54,623 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015. In addition, there are 800 restricted stock awards that will vest within 60 days after March 31, 2015.

(7)	Represents 614,706 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(8)	Includes stock options to purchase 5,499 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015.

(9)
Includes 6,300 shares held by the Nackel Family Trust dated June 30, 1997. Dr. Nackel and his spouse share voting power and investment power over the Nackel Family Trust. Also Includes stock options to purchase 1,833 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015.

(10)	In addition, there are 500 restricted stock awards that will vest within 60 days after March 31, 2015.

(11)	In addition, there are 250 restricted stock awards that will vest within 60 days after March 31, 2015.

(12)
Includes stock options to purchase an aggregate of 255,698 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2015. In addition, there are an aggregate of 2,690 restricted stock awards that will vest within 60 days after March 31, 2015.

(13)
Represents beneficial ownership as of December 31, 2014 as reported on Schedule 13G filed by FMR LLC. on February 13, 2015, which indicates that FMR LLC held 2,105,900 shares. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(14)
Represents beneficial ownership as of December 31, 2014 as reported on Schedule 13G filed by Blackrock, Inc. on January 23, 2015, which indicates that Blackrock, Inc. held 1,859,809 shares. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(15)
 Represents beneficial ownership as of December 31, 2014 as reported on Schedule 13G filed by Wasatch Advisors, Inc. on February 17, 2015, which indicates that Wasatch Advisors, Inc. held 1,646,221 shares. The business address of Wasatch Advisors, Inc. is 505 Social Hall Avenue, Salt Lake City, Utah 84111.

(16)
Represents beneficial ownership as of December 31, 2014 as reported on Schedule 13G filed by The Vanguard Group on February 11, 2015, which indicates that The Vanguard Group held 1,393,281 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2014, with the exception of one late filing by Ms. Beverly Wittekind of Form 4 with respect to one transaction each, which was subsequently reported on a Form 4 shortly after the occurrence of such transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2014, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our amended and restated certificate of incorporation and amended and restated bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

We expect our audit committee will review potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws. Stockholder proposals that are intended to be presented at our 2016 Annual Meeting of Stockholders (the 2016 Annual Meeting) and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 19, 2015, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our amended and restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day (or February 27, 2016), prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the 2016 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our amended and restated bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Any interested party may inspect information we have filed, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov . The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2015, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 27101 PUERTA REAL, SUITE 450, MISSION VIEJO, CALIFORNIA 92691. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL ON PAGE 29 MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE OR BY CALLING.

PROXY
THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450, Mission Viejo, California 92691
ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY MAY 27, 2015
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Christopher R. Christensen and Chad A. Keetch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. (Ensign) held of record by the undersigned on April 2, 2015 at the Annual Meeting of Stockholders (the Annual Meeting) to be held at Ensign's Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Wednesday, May 27, 2015 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2014, which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 27, 2015:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Class II director nominees listed in Proposal 1 and FOR Proposals 2 and 3, and AGAINST Proposal 4.

1	ELECTION OF CLASS II DIRECTORS as follows:

NOMINEE: Christopher R. Christensen, for a three-year term.
☐ FOR	☐ AGAINST	☐ ABSTAIN

NOMINEE: Daren J. Shaw, for a three-year term.
☐ FOR	☐ AGAINST	☐ ABSTAIN

2	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3	APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

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4	STOCKHOLDER PROPOSAL REGARDING A SUSTAINABILITY REPORT

☐ FOR	☐ AGAINST	☐ ABSTAIN

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In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.

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